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                                                                   EXHIBIT 10.10

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT ("Agreement") is entered into as of the 3rd day of December, 1996, by and between HEALTH CARE DIVISION, INC., a Georgia corporation ("HCD") and INFO SYSTEMS OF NORTH CAROLINA, INC., a North Carolina corporation ("ISI").

         WHEREAS, HCD is a wholly-owned subsidiary of American Medcare Corporation, a Delaware corporation ("AMC");

         WHEREAS, AMC and ISI have entered into the Asset Purchase Agreement ("Purchase Agreement") dated December 3, 1996 for the sale of certain assets and business (as defined therein) of ISI to AMC;

         WHEREAS, the execution of this Agreement is a precondition to the closing of the transactions contemplated in the Purchase Agreement.

         NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       ENGAGEMENT OF ISI.

                  (a) HCD hereby engages ISI, and ISI hereby agrees, to provide the necessary personnel services, support services and use of equipment ("Services") to operate the business of HCD substantially in the manner in which such business was conducted heretofore by ISI, subject to such changes as requested from time to time on behalf of HCD ("Business"); provided, however, that any change that (i) would increase the cost of providing the Services shall be subject to the mutual agreement of the parties regarding such increase in costs or (ii) would make the providing of the Services more burdensome to ISI shall be subject to the mutual agreement of the parties, excluding insignificant changes in the undertakings. ISI shall be responsible for the day to day operations of the Business subject to the review and direction by a representative of HCD. ISI will make commercially reasonable efforts to make available, for the providing of the Services, all of the employees of ISI who were employees of the Info/Cure Group of ISI upon the sale of the Business by ISI to HCD pursuant to the Purchase Agreement. The names of such employees who are to provide the Services hereunder ("Employees") as designated by HCD and
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their salaries are listed on Schedule 1 hereto. The Services will be rendered in a professional manner consistent with past practices.

                  (b) It is understood that ISI intends to transfer certain Employees of the Info/Cure Group to other operations of ISI when a position becomes available and they are no longer required by HCD to render any Service hereunder. HCD shall advise ISI at least two weeks prior to any release of any Employee from the providing of Services hereunder. ISI shall promptly advise HCD of any Employee who has advised ISI that he/she intends to voluntarily terminate or who has voluntarily terminated said employment with ISI. If practicable, HCD may make arrangements for the engagement of personnel (including temporary personnel) to provide such services on the Premises (as hereafter defined) to replace such terminating Employees and/or to transfer functions performed by ISI hereunder to another location of HCD. ISI shall not offer employment to such employees. In addition, neither ISI nor HCD, nor any of their affiliates, shall at any time during the term of this Agreement and for a period of six (6) months thereafter offer to employ, employ or hire as an independent contractor, any employee of the other party or any person who was employed by the other party at any time within six (6) months prior to any such offer of employment, employment or hiring of such person as an independent contractor except any employee on the attached Schedule 3. Notwithstanding the foregoing, HCD and ISI within thirty
(30) days of the date of this Agreement, will use their best efforts to develop a mutually agreed upon schedule setting forth the number and qualifications or job title and/or names of Employees who are to be retained or released at specified dates or milestones;

                  (c) HCD shall make commercially reasonable efforts to transfer the Business conducted at Charlotte, North Carolina to a location in Georgia during the term of this Agreement. The Services shall include such assistance by the Employees reasonably necessary to effect the transfer of the Business, including training of personnel designated by HCD. HCD shall present to ISI a tentative plan providing for such transfer and each shall use commercially reasonable efforts to implement the plan. It is understood that changes to the plan may be required from time to time.

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                  (d) ISI will not be required to engage any employee to replace an Employee who voluntarily terminates his/her employment with ISI.

                  (e) ISI agrees that HCD may discuss with Employees employment with HCD, including as a consultant, upon prior written notice to ISI. Should HCD elect to hire any Employee, HCD will give ISI prompt written notice thereof.

                  (f) ISI will reassign any Employee that HCD advises ISI in writing that HCD no longer desires for the providing of the Services to HCD hereunder as hereinabove provided and thereafter such Employee shall not be subject to employment by HCD pursuant to subparagraphs (b) and (e).

                  (g) ISI will provide to each Employee written notice advising the Employee that each continues to be an employee of ISI and reports to a supervisor designated by ISI. In addition, all Employees have executed non-disclosure agreements and assignments of intellectual property with ISI substantially in the form attached hereto.

                  (h) ISI and HCD shall each appoint a representative responsible for implementing the provisions of this Agreement.

         2. SUPERVISION. The representative designated by HCD from time to time shall provide ISI with instructions of the work and changes thereto to be performed in the operation of this Business and ISI shall use commercially reasonable efforts to cause these instructions to be carried out.

         3. EMPLOYEES. The parties agree that the Employees, for all purposes, are employees of ISI. ISI shall be solely responsible for all employment matters, including maintaining personnel records, payments and withholdings of all applicable federal, state and local taxes of any kind or nature, maintaining workers' compensation insurance, and providing employee welfare benefits.

         4.       PREMISES.

                  (a) ISI shall make available to the Employees and invitees of HCD during the term of this Agreement the facilities ("Premises") previously used by ISI in the conduct of the Business on the Premises described in Schedule
2. For the period of six (6) months from the date of the closing there shall be no charge for the use of the premises. Thereafter, the monthly rent shall be the portion of the actual rent allocated based upon the number of Employees and others

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on the Premises performing services for the benefit of HCD during such month versus the total number of employees of ISI and its affiliated companies and such others who are working at the Charlotte, North Carolina location. In no event shall the monthly rent be more than the average monthly rent allocated to the InfoCure division during the previous twelve (12) months.

                  (b) The right of the Employees and invitees to use the Premises includes also the right to use the common areas, including parking facilities, provided by ISI to its employees and shall be subject to reasonable security procedures established by ISI from time to time.

                  (c) ISI shall be responsible for all costs of repairs to the premises except those caused by employees of HCD, reasonable wear and tear excepted.

         5.       UTILITIES.

                  (a) ISI shall cause all water, heat, air conditioning, electricity, telephone and all other utilities to be available for use in the conduct of the Business on the Premises substantially as heretofore made available to ISI in the conduct of the Business.

                  (b) The cost of utilities to the extent not included in the rental payments, where specifically identifiable and used in the conduct of the Business, shall be paid by HCD or HCD shall reimburse ISI for such payments. Where such costs cannot be specifically identified, the parties shall mutually agree on a fair and equitable allocation of such costs.

         6. OFFICE EQUIPMENT. To the extent office equipment of ISI has been used heretofore in the conduct of the Business which will not be acquired by HCD pursuant to the Purchase Agreement, including computers, copiers and telecopiers, such equipment shall continue to be made available to the Business of HCD conducted on the Premises. All additional out of pocket costs incurred by ISI by reason of the use of the office equipment on behalf of HCD shall be paid or reimbursed by HCD. Such cost shall include paper, telephone charges, postage, and other similar charges.

         7. CONTRACTS/INVOICING AND COLLECTIONS. (a) No Employee of ISI may enter into a contract on behalf of HCD. All agreements on behalf of HCD arising from the conduct of the Business must be forwarded to the

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representative of HCD. No agreement shall be valid and binding upon HCD until accepted and executed by an authorized officer or employee of HCD.

                  (b) Invoices issued to customers of the Business shall be on invoices bearing the name of HCD. In the event of any delay in the printing of such invoices, invoices of ISI may be used on a temporary basis. Any monies paid to ISI in error, shall promptly be delivered to or deposited in an account of HCD designated by HCD.

         8.       FEES AND OTHER CHARGES.

                  (a) HCD will pay to ISI for the providing of the Services a fee ("Fee") for each Employee providing Services hereunder, an amount equal to the sum of (i) the salary of the Employee before deductions, and (ii) an amount equal to 14% of the Employee's base salary to cover social security, Medicare payments, and other similar payments related to the Employee's compensation paid or payable by ISI, employee benefits and other costs to ISI of providing the Services hereunder to HCD. In addition, HCD shall pay ISI $5,000 per month for all administrative support, all other services and use of equipment provided to or for use by the business conducted by HCD on the Premises; such amount to be reduced monthly based upon the reduction in the number of Employees and others on the Premises providing Services hereunder during such month.

                  (b) ISI shall invoice HCD for such Fee three (3) business days before each payroll payment date. On or before the payroll payment date, HCD shall transfer in immediately available funds to the account of ISI designated by ISI the applicable Fee.

                  (c) All other monies payable by HCD, including for the monthly fee provided in paragraph 8(a) and costs incurred, that are to be reimbursed by HCD shall be invoiced by ISI as of the end of each calendar month. Payment shall be due and payable by HCD within ten (10) days of receipt of the invoice. Upon HCD's reasonable request, ISI shall provide supporting documents for any disputed charge.

         9. TERM. This Agreement shall commence on the date hereof and shall continue until such time as all of the Employees have voluntarily resigned or are no longer required by HCD.

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This Agreement shall terminate eighteen (18) months after date hereof unless earlier terminated as set forth in the preceding sentence.

         10. INSURANCE. ISI shall maintain insurance coverage currently maintained by ISI and AMC shall be named a coinsured or a named payee under ISI's current policies.

         11.      DISCOVERIES, PATENTS, INVENTIONS AND COPYRIGHTS.

                  (a) Definition of Proprietary Property. The term "Proprietary Property" for the purposes of this Agreement shall mean ideas, discoveries, inventions, improvements, trade secrets, techniques, methods, know-how, technical and non-technical data, writings and other works of authorship, computer program code, compilations, mathematical models, copyrights and any other matter which is legally protectible or recognized as forms of property, whether or not reduced to practice or to a writing.

                  (b) Assignment of Proprietary Property to HCD. ISI hereby agrees to assign, transfer and set over, and does hereby assign, transfer and set over, to HCD, without further compensation, all of the rights, title and interest of ISI in and to any and all Proprietary Property which ISI, including its Employees, either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest in the course of the rendering of Services hereunder.

                  (c) Disclosure of Proprietary Property and Execution of Documents. ISI further agrees to disclose promptly to HCD any and all Proprietary Property which ISI has assigned, transferred and set over, as provided in Paragraph 14(b) and ISI agrees to execute, acknowledge and deliver to HCD, without additional compensation and without expense to ISI, any and all instruments reasonably requested in order to vest in HCD all property rights with respect to such Proprietary Property. The obligation to execute instruments under this subparagraph (c) shall continue beyond the term of this Agreement.

         12. TRADE SECRETS AND CONFIDENTIAL INFORMATION OF OTHERS. To the extent ISI or any Employee has or possesses any Trade Secrets (as hereinafter defined) or Confidential Information (as hereinafter defined) belonging to others, (except as provided in paragraph 16),

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ISI will not use such Trade Secrets or Confidential Information in the providing of Services hereunder or disclose to HCD any such Trade Secrets or Confidential Information.

         13. TRADE SECRETS AND CONFIDENTIAL INFORMATION OF HCD AND ITS
CUSTOMERS.

                  (a) During the providing of Services hereunder and at all times thereafter, ISI agrees not to use or disclose to others, without prior written consent of HCD, any Trade Secrets or Confidential Information (collectively "Information") of HCD or of its customers obtained by ISI, except to use such Information as is necessary in the course of performing the Services hereunder.

                  (b) Upon the termination of this Agreement or the termination or completion of the Services to be provided hereunder, ISI shall not retain or take any document, data, program code, technical data, manuals, or other documents and instruments (collectively "documents") obtained by ISI as a result of the engagement of ISI hereunder, or developed or created by ISI in the course of performing the Services hereunder, or any reproductions thereof, in whole or in part, including, but not limited to all those containing or pertaining to the Information of HCD or of its customers. All such documents and all copies thereof shall be surrendered to HCD at any time upon request of HCD and/or upon the termination of the term of this Agreement and upon the request of HCD all Information on any media, including, computer memory, is to be destroyed and ISI shall so certify in writing upon request by HCD.

                  (c) ISI agrees at all times to hold the Information in confidence and shall not disclose the Information, in whole or in part, and shall not use the Information, in whole or in part, except in connection with the providing of the Services. In addition, ISI agrees to disclose the Information only with, and transmit the Information only to, its Employees who need to know the Information in order to provide the Services.

                  (d) ISI agrees to take reasonable security precautions to prevent the unauthorized use and disclosure of the Information to any person or entity, except those permitted herein, and shall take commercially reasonable security precautions to prevent any Employee who has access to the Information from using or disclosing the Information, except

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as herein permitted. ISI shall use not less than the same degree of care to prevent unauthorized use and/or disclosure of the Information which ISI applies with respect to its own trade secrets and confidential information of like importance.

                  (e) "Trade Secrets" shall mean Information which constitutes a Trade Secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990 ("Act"), including source and object code.

                  (f) "Confidential Information" shall mean all information and data which is protectible as a legal form of property or nonpublic information that the owner or others designate as being a "Trade Secret", "Proprietary" or "Confidential" or other similar designations or which, under the circumstances surrounding disclosure, ought to be treated as Confidential Information. Confidential Information shall not include any information or data which constitutes a Trade Secret within the meaning of the Act.

                  (g) The parties agree that the limitations herein on disclosure and the use of Confidential Information of HCD shall be for a period of five (5) years from the date of its disclosure, subject to the earlier termination as provided in subparagraph (h). Trade Secrets shall be kept confidential at all times hereafter subject to the earlier termination as provided in subparagraph (h).

                  (h) Information shall not include such information (i) which becomes publicly known through no wrongful act of ISI (including its Employees); or (ii) is lawfully received by ISI from a third party without a similar restriction regarding confidentiality and without a breach of this Agreement.

         14. SECURITY INTEREST. To secure the amounts payable hereunder to ISI, HCD grants to ISI a security interest in accounts receivable of the Info/Cure Group sold by ISI pursuant to the Purchase Agreement, which assets have been assigned to HCD. ISI shall have the rights and remedies with respect to said accounts receivable as provided in Article 9 of the Uniform Commercial Code as adopted by the State of North Carolina. HCD will execute and file appropriate financing statements.

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         15. HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation.

         16. FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

         17. FORCE MAJEURE. Neither party hereto shall be liable for failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, but not limited to, Acts of God, war, insurrection, fire, flood, accident, labor strikes, or inability to obtain materials, supplies, power or equipment necessary to enable such party to perform its obligations hereunder. Each party shall (a) promptly notify the other in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

         18. CUMULATIVE REMEDIES. The parties shall have all remedies for breaches of this Agreement available to them provided by law or equity.

         19. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties hereto regarding the providing of the services of employees and other services relating to the operation of the Business on the Premises. No representations or agreements heretofore entered into, whether written or oral, other than those contained or referenced herein, shall be binding on the parties. This Agreement may be amended only by a writing duly executed by the parties hereto.

         20. SPECIFIC PERFORMANCE. This Agreement may be specifically enforceable in accordance with applicable principles of law and equity. The parties hereby acknowledge that it is impossible to measure the monetary damages which would result from a party's failure to perform any obligation imposed upon such party by this Agreement. Therefore, if any party hereto should

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institute an action or proceeding to enforce the provisions hereof, the other party against whom such action or proceeding is thereby brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

         21. NOTICES. All notices or other communications required or permitted to be given hereunder shall be given in writing to the last authorized address/telecopier number of the intended recipient, provided in writing to the party giving such notice and shall be deemed to have been duly given on (i) the date of receipt if personally delivered or delivered by overnight courier, (ii) five (5) business days after posting if transmitted by postage prepaid registered or certified mail (return receipt requested), or (iii) the date of transmission if transmitted by telecopy (with postage prepaid registered or certified mail confirmation) to the party to whom such notice or communication is being given. Any party hereto may change such party's address or the person to whom notice is given for purposes hereof by written notice to the other parties. Such notices are effective only upon receipt.

         22. NON-WAIVER OF DEFAULT. Any failure by any party hereto at any time or from time to time to enforce and/or require strict compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. All waivers hereunder must be in writing executed by the party waiving the right. The consummation of the transactions with knowledge of a breach of a warranty, representation or covenant shall not constitute a waiver of any such warranty, representation or covenant.

         23. PARTIAL INVALIDITY. If any term or provision of this Agreement, not essential to the basic purposes of the transactions contemplated herein, shall be held to be illegal, invalid or unenforceable by a court or arbitrator, it is the intention of the parties hereto that (i) the remaining terms hereof shall constitute the agreement with respect to the subject matter hereof, (ii) all such remaining terms shall remain in full force and effect and shall be deemed to constitute the entirety of this Agreement as though such illegal, invalid or unenforceable provision had never been part hereof, and (iii) such illegal, invalid, or unenforceable provision shall be construed as closely as

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possible to the parties' original intent in order to render such provision legal, valid, or enforceable, as applicable.

         24. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of ISI and HCD and their successors and assigns. HCD may assign this Agreement to an affiliated company.

         25. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Georgia (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.


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         26. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      INFO SYSTEMS OF NORTH CAROLINA,
                                      INC.


                                      By: /S/ James J.  Kenney
                                          ----------------------------------
                                          Name: James J.  Kenney
                                          Title: Senior Vice Persident

                                      ADDRESS FOR NOTICE:

                                      Address: 7500 East Independence Blvd.
                                               Charlotte, NC 28227
                                               Telecopy No.: (704) 567-8958
                                               Attention: James Kenney

                                      HEALTH CARE DIVISION, INC.


                                      By: /S/ Frederick L.  Fine
                                          -------------------------------------
                                          Name:    Frederick L. Fine
                                          Title:   President

                                      ADDRESS FOR NOTICE:

                                      Address: 2970 Clairmont Road, Suite 950
                                               Atlanta, Georgia  30329
                                      Telecopy No.:     404/636-7525
                                      Attention:        President



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